Exhibit 10.1

AVAILABILITY RETAINER AGREEMENT

This Availability Retainer Agreement (“Agreement”) is entered into as of June 30, 2021 (“Effective Date”), by and between BioSig Technologies, Inc. (the “Company”) and Jeffrey O’Donnell (the “Contractor”).

WITNESSETH:

WHEREAS, the Contractor was a member of the Company’s Board of Directors;

WHEREAS, the Company desires to continue to engage the services of the Contractor; and

WHEREAS, the Contractor desires to accept such engagement, upon the terms and subject to the conditions set forth in this Agreement;

NOW, THEREFORE, for and in consideration of the mutual promises and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged by the parties, the parties agree as follows:

1.         Contract Term. The Company agrees to retain the Contractor and the Contractor agrees to serve as a contractor to the Company in accordance with this Agreement commencing on the Effective Date and continuing for a period of twelve (12) months (the “Term”). Notwithstanding the foregoing, the Company may terminate the Agreement and the Term immediately upon the Contractor’s breach of this Agreement.

2.         Services Provided. The Contractor agrees to make himself available to dutifully provide to the Company services for up to twenty (20) hours per month on an as-needed basis as determined in the sole discretion of the Company, concerning the matters and responsibilities as are reasonably requested by the Company, including, without limitation, his guidance on the Company’s scientific and strategic initiatives. For the avoidance of any doubt, the parties agree that the Company may not require and/or have a need for the Contractor to provide any services during any applicable month during the Term and the Contractor shall nonetheless still receive the applicable compensation set forth hereunder.

3.         Compensation. The Company agrees to pay the Contractor during the Term $17,000 per month, in arrears. As an independent contractor, the Contractor will be responsible for payment of all taxes and required state and federal withholdings. The Company will provide an IRS form 1099 to the Contractor as required by law.

4.         Federal, State, and Local Taxes. Neither federal, state, or local income tax nor payroll tax of any kind shall be withheld or paid by the Company on behalf of the Contractor. The Contractor shall not be treated as an employee with respect to services performed under the Agreement for federal, state, or local tax purposes.

5.         Notices to the Contractor About Tax Duties and Liabilities. The Contractor understands that he is responsible to pay, according to the applicable law, the Contractor’s income taxes. The Contractor further understands that the Contractor may be liable for self-employment tax to be paid by the Contractor according to the law. The parties agree that any tax consequences or liability arising from the Company’s payments to the Contractor shall be the sole responsibility of the Contractor. Should any state or federal taxing authority determine that any of the payments hereunder constitute income subject to withholding under any federal or state law, then the Contractor agrees to indemnify and hold the Company harmless for any and all tax liability, including, but not limited to, taxes, levies, assessments, fines, interest, costs, expenses, penalties, and attorneys’ fees.

6.         Benefits. The Contractor shall at all times be an independent contractor (and not an employee or agent of the Company); therefore, the Contractor shall not be entitled to participate in any benefit plans or programs that the Company provides or may provide to its employees.

7.         Reimbursement and Business Expenses. The Company shall not be liable to the Contractor for any expenses paid or incurred by the Contractor unless agreed to in writing.

8.         Workers’ Compensation. The Contractor understands and acknowledges that the Company shall not obtain workers’ compensation insurance covering the Contractor.

10.         Confidential Matters and Proprietary Information. All confidential information which the Contractor may now possess, may obtain during or after the Term, or may create prior to the end of the Term relating to the business of the Company or of any customer or supplier of the Company shall not be published, disclosed or made accessible by him to any other person, firm or corporation either during or after the termination of the Term. The Contractor shall return all tangible evidence of such confidential information to the Company prior to or at the termination of the Term.

11.         Independent Contractor Status. It is expressly agreed and understood by the parties that:

(a)         nothing in this Agreement shall be deemed to create or imply an agency or employment relationship between Contractor and the Company;

(b)         the status of the Contractor under the Agreement shall be that of solely an independent contractor and the Contractor shall be solely responsible for his own actions and/or inactions; and

(c)         Contractor shall neither act nor represent himself as an agent or employee of the Company to any person or entity.

The Company acknowledges that the Contractor may provide similar or dissimilar services to others, and nothing in this Agreement shall be construed to limit the Contractor’s right, individually or through a company, partnership or other entity, to provide services to others during the Term of this Agreement or at any other time.

12.         Entire Agreement, Amendment, Binding Effect. This Agreement constitutes the entire agreement between the parties concerning the parties’ consulting arrangement. No changes in or additions to this Agreement shall be recognized unless incorporated herein by written amendment, such amendment to become effective on the date stipulated therein.

13.         Controlling Law. This Agreement shall be governed by and construed under the laws of the State of Delaware, without regard to any applicable conflict of law or choice of law rules. Venue of any litigation arising from this Agreement shall be in the United States District Court for the District of Delaware, or a state district court of competent jurisdiction in New Castle County, Delaware. The Contractor consents to personal jurisdiction of the United States District Court for the District of Delaware, or a state district court of competent jurisdiction in New Castle County, Delaware for any dispute relating to or arising out of this Agreement, and agrees that Contractor shall not challenge personal jurisdiction in such courts. The Contractor waives any objection that the Contractor may now or hereafter have to the venue or jurisdiction of any proceeding in such courts or that any such proceeding was brought in an inconvenient forum (and agrees not to plead or claim the same).

14.         Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original. The parties agree that a fully executed photocopy of this Agreement shall be valid as an original.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the Effective Date.

Company:

BioSig Technologies, Inc.

/s/ Kenneth L. Londoner

By:    Kenneth L. Londoner

Title: Chairman and Chief Executive Officer

Contractor:

Jeffrey O’Donnell

/s/ Jeffrey O’Donnell